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                                                                    EXHIBIT 10.2

                       AMENDMENT FIVE TO THE FIRST AMENDED
                      UNIGRAPHICS SOLUTION INC. 401(k) PLAN

     WHEREAS, Unigraphics Solution Inc. (the "Company") previously adopted the Unigraphics Solution Inc. 401(k) Plan ("Plan"); and

     WHEREAS, the Company reserved the right to amend the Plan in Section 16.1 thereof and delegated such authority to amend the Plan to the Compensation Committee of the Board of Directors (the "Committee"); and

     WHEREAS, effective August 14, 2001, the Committee desires to amend the Plan to restrict investment in the Company Stock Fund thereunder; and

     WHEREAS, the Committee desires to further amend the Plan to describe the effect of the Agreement and Plan of Merger by and among Electronic Data Systems Corporation, UGS Acquisition Corp., and Unigraphics Solutions Inc., dated as of August 2, 2001, on the investment of funds under the Plan;

     NOW THEREFORE, effective August 14, 2001, the Plan is amended as follows:

     1. A new Section 6.2.4 shall be added to the end of Section 6.2 to read as follows:

     6.2.4.  Company Stock Fund.
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          Notwithstanding any other provision of the Plan to the contrary, as of
     August 14, 2001, a Participant may not invest contributions under Section 4 to the Unigraphics Solution Inc. Stock Fund. Unless otherwise designated by the Participant in accordance with Section 6.2.1, such contributions which would have been invested in the Unigraphics Solutions Inc. Stock Fund on or after August 14, 2001 shall be invested in a money market fund made available by the Company.

     2. Section 6.3 is amended by adding the following sentence to the end thereof:

      As of August 14, 2001, a Participant may not elect to transfer any portion of his or her accounts from an investment fund (other than the Unigraphics Solutions Inc. Stock Fund) into the Unigraphics Solutions Inc. Stock Fund; provided, however, that a Participant may continue to elect after such date to transfer any portion of his or her accounts invested in the Unigraphics Solutions Inc. Stock Fund into another investment fund available under the Plan. Upon the receipt of cash for shares of Employer Stock held in the Unigraphics Solutions Inc. Stock Fund, as contemplated in the Agreement and Plan of Merger by and among Electronic Data Systems Corporation, UGS Acquisition Corp., and Unigraphics Solutions Inc., dated as of August 2, 2001 ("Merger Agreement"), the Trustee shall deposit such cash received into the Vanguard Money Market Reserves Prime Portfolio Fund. Thereafter, a Participant whose account receives cash in exchange for Employer Stock, as described in the Merger Agreement, may elect to transfer all or any portion of his or her accounts held in the Vanguard Money Market Reserves Prime Portfolio Fund into any other investment fund available under the Plan. Upon the receipt of cash for shares of Employer Stock held in the Unigraphics Solutions Inc. Stock Fund, as contemplated in the Merger Agreement, the Unigraphics Solutions Inc. Stock Fund shall cease to be an investment fund available under the Plan.

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